UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PRECISION CASTPARTS CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 13, 2013

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 13, 2013 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The meeting will be held for the following purposes:

1.	Elect as directors the five nominees named in the attached proxy statement, each to serve for a one-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 30, 2014;

3.	Approve, by an advisory vote, compensation of the Company’s named executive officers;

4.	Re-approve and amend the 2001 Stock Incentive Plan to increase the number of authorized shares;

5.	Approve an amendment to the Company’s Restated Articles of Incorporation to provide for majority voting in uncontested elections of directors; and

6.	Conduct any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 11, 2013 will be able to vote at the meeting.

Your vote is important. Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,
/S/ RUTH A. BEYER
Ruth A. Beyer Secretary
Portland, Oregon July 3, 2013

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2013 Annual Meeting of Shareholders, which will be held on Tuesday, August 13, 2013 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company intends to mail a printed copy of this proxy statement and the enclosed proxy form and voting instructions to certain shareholders of record on or about July 3, 2013. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials, which will be mailed on or about July 3, 2013.

Shareholders of record at the close of business on June 11, 2013 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 11, 2013 consisted of 146,080,120 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) “for” the nominees listed in Proposal 1; (b) “for” Proposals 2, 3, 4 and 5; and (c) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Ruth A. Beyer, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of nine directors. Prior to 2012, the Board of Directors was divided into three classes serving staggered three-year terms. In February 2011, the Board amended the Company’s bylaws to phase out this classified Board structure beginning at the 2012 Annual Meeting of Shareholders. Accordingly, the three directors whose terms expired at the 2012 Annual Meeting were reelected for one-year terms at that meeting and are up for reelection again at the 2013 Annual Meeting of Shareholders along with directors whose prior three-year terms are expiring. As a result, the terms of Messrs. Donegan, Murphy, Oechsle, Rothmeier, Schmidt and Wambold will expire at the 2013 Annual Meeting. All are nominees for reelection to one-year terms except for Mr. Rothmeier, who will retire as a director at the conclusion of the 2013 Annual Meeting. Due to Mr. Rothmeier’s retirement, the Board of Directors has approved a decrease in the number of directors from nine to eight effective immediately prior to the 2013 Annual Meeting. All directors will stand for election at the 2014 Annual Meeting and subsequent annual meetings.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years. The table also includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee or continuing director is qualified to serve on the Board.

We will treat “broker non-votes” as shares present but not voting. If a quorum of shares is present at the meeting, the five nominees for director who receive the greatest number of votes cast at the meeting will be elected directors, subject, if applicable, to the policy in PCC’s Corporate Governance Guidelines that requires a director nominee who receives more “withhold” votes than “for” votes in an uncontested director election to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires
Nominees

Mark Donegan—56	2001	2013
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003. Mr. Donegan was a director of Rockwell Collins, Inc. within the past five years. Mr. Donegan’s in-depth knowledge of the Company’s operations and leadership experience with the Company make him well qualified to serve as Chairman of the Board.

Daniel J. Murphy—65	2007	2013
Retired; from October 2003 until November 2009, Chief Executive Officer of Alliant Techsystems Inc. (“ATK”), a supplier of aerospace and defense products and ammunition, and Chairman of ATK from April 2005 until November 2009. Prior to his leadership at ATK, Mr. Murphy achieved the rank of Vice Admiral as part of a 30-year career with the U.S. Navy. His experience as a chief executive officer of an aerospace products supplier and executive military experience makes Mr. Murphy well qualified to serve as a member of the Board.

Vernon E. Oechsle—70	1996	2013
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes. Prior to joining Quanex, Mr. Oechsle was an Executive Vice President with AlliedSignal, Inc., and his many years of CEO and other executive leadership experience in the manufacturing sector make Mr. Oechsle well qualified to serve as a member of the Board.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires

Ulrich Schmidt—63	2007	2013
Retired; from August 2005 until October 2009, Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets. Mr. Schmidt is well qualified to serve as a member of the Board and Chair of the Company’s Audit Committee based on his extensive experience supervising the finance and accounting functions for publicly-traded companies in the aerospace industry.

Richard L. Wambold—61	2009	2013
Retired; from November 1999 until February 2011, Chief Executive Officer of Pactiv Corporation, a producer of consumer and foodservice/food packaging products, and Chairman of Pactiv from March 2000 until November 2010. Mr. Wambold is also a director of Cooper Tire and Rubber Company and Sealed Air Corporation. Mr. Wambold is well qualified to serve as a member of the Board based on his leadership and corporate governance experience as chairman and chief executive officer of a NYSE-listed company.

Directors Whose Terms Continue

Don R. Graber—69	1995	2014
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of wheeled products; retired from Huffy in January 2004. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Graber’s background as a chief executive officer and chairman makes him well qualified to serve as a member of the Board and Chair of the Company’s Nominating & Corporate Governance Committee.

Gen. Lester L. Lyles (Ret.)—67	2008	2014
Independent consultant since 2003. Prior to that time, Mr. Lyles served in the U.S. Air Force for over 35 years, most recently as Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation and KBR, Inc. Mr. Lyles was a director of DPL Inc. within the past five years. Mr. Lyles’ technological and executive expertise from the U.S. Air Force and his current service on the boards of directors of other publicly-traded companies make him well qualified to serve as a member of the Board.

Timothy A. Wicks—48	2010	2014
Senior Vice President of Industry and Network Relations of OptumRx, one of the largest pharmacy benefits managers in the United States and an operating division of UnitedHealth Group Incorporated (“UHG”), a diversified health care company. From May 2010 until May 2013, Mr. Wicks held several management positions with OptumInsight, also an operating division of UHG, most recently as Executive Vice President, Operations. From October 2008 to April 2010, Mr. Wicks served as an executive officer of YRC Worldwide, Inc., a transportation service provider, initially as Executive Vice President of Finance and Chief Financial Officer and subsequently as President and Chief Operating Officer. Prior to working at YRC Worldwide, Mr. Wicks held numerous management positions with Unitedhealthcare, the largest operating division of UHG, most recently as Senior Vice President, Strategic Growth Initiatives. Mr. Wicks is also a former non-executive chairman of GenCorp Inc. Mr. Wicks’ senior management and non-executive chairman experience makes him well qualified to serve as a member of the Board.

Board of Directors and Committee Meetings and Board Leadership Structure

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2013, the Board held 4 regular meetings and 8 special meetings. PCC encourages but does not require members of the Board to attend the Annual Meeting. Last year, eight directors attended the Annual Meeting.

The Board has three standing committees. The table below shows the number of committee meetings conducted in fiscal 2013 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Donegan
Mr. Graber		X	X (Chair)
Mr. Lyles			X
Mr. Murphy			X
Mr. Oechsle	X	X
Mr. Rothmeier		X (Chair)
Mr. Schmidt	X (Chair)
Mr. Wambold			X
Mr. Wicks	X
2013 Meetings	7	4	3

During fiscal 2013, each director attended at least 75% of the aggregate of the total number of meetings of the Board during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Donegan, the Chief Executive Officer of the Company, to serve as Chairman of the Board. The non-management directors believe that Mr. Donegan’s in-depth knowledge of each of the Company’s businesses and the competitive challenges each business faces makes him the best-qualified director to serve as Chairman.

A lead non-management director—currently, Mr. Oechsle—presides over the regular executive sessions of the non-management directors and acts as chair at Board meetings when the Chairman is not present. The lead director for these sessions is elected on an annual basis by vote of the non-management directors. The lead non-management director develops the agenda of matters for the non-management directors to consider and follows up on any actions that result from the executive session. The lead director also is available to consult with shareholders when appropriate and may call meetings of the non-management directors.

Director Compensation

For the Company’s first and second quarters of fiscal 2013, non-employee directors received the following fees (prorated for two quarters) to the extent applicable to the individual director: (i) an annual cash retainer of $72,000 for board service; (ii) an annual cash retainer of $15,000 for service on the audit committee and an annual cash retainer of $10,000 for service on a committee other than the audit committee; and (iii) a $15,000 annual fee for service as chair of the audit committee and a $10,000 annual fee for service as chair of a committee other than the audit committee. On November 14, 2012, the Board approved an increase in non-employee director compensation. The Board approved this increase after reviewing the report from Exequity, LLP that is described below. Under the revised compensation program, non-employee directors received the following fees for the Company’s third and fourth quarters of fiscal 2013 (prorated for two quarters) to the extent applicable to the individual director: (i) an annual cash retainer of $80,000 for board service; (ii) an annual cash retainer of $17,000 for service on the audit committee and an annual cash retainer of $12,000 for service on a committee other than the audit committee; and (iii) a $15,000 annual fee for service as chair of the audit committee and a $10,000 annual fee for service as chair of a committee other than the audit committee. The cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2012 Annual Meeting received a deferred stock unit award with a value of $125,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service. As part of the increase in non-employee director compensation, the value of these deferred stock unit awards will increase to $140,000 effective with the grant occurring after the 2013 Annual Meeting.

The Compensation Committee biennially reviews the competitiveness of the Company’s non-employee director compensation policies relative to pay practices of other publicly-traded companies. In fiscal 2013, the Compensation Committee received a report from Exequity that interpreted survey data from 101 general industry companies of approximately the Company’s revenue size. The increase in non-employee director compensation described above established total compensation for the Company’s non-employee directors that is near the 75th percentile of these survey companies.

The Board believes that in order to better align the interests of individual Board members with those of the Company’s shareholders, it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to five times their annual retainer within five years of joining the Board. All directors have met the current stock ownership guidelines in accordance with the implementation schedule.

The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”). The NDDC allows participants to elect to defer directors’ fees and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which in fiscal 2013 included a phantom stock fund and certain mutual funds and pooled investment vehicles specified in the NDDC. In fiscal 2013, participants could select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his performance option selection for previously deferred compensation to select the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is either a cash lump sum, installments from 2 to 20 years or, with respect to the phantom stock fund performance option only, in shares of Company common stock.

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2013.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Don R. Graber	108,000	125,000	233,000
Lester L. Lyles	87,000	125,000	212,000
Daniel J. Murphy	87,000	125,000	212,000
Vernon E. Oechsle	103,000	125,000	228,000
Steven G. Rothmeier	97,000	125,000	222,000
Ulrich Schmidt	107,000	125,000	232,000
Richard L. Wambold	87,000	125,000	212,000
Timothy A. Wicks	92,000	125,000	217,000

(1)	Represents the grant date fair value of deferred stock units granted in fiscal 2013 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Company’s common stock on the grant date. Immediately following the 2012 Annual Meeting on August 14, 2012, each non-employee director was awarded 782 deferred stock units with an aggregate grant date fair value of $125,000. As of March 31, 2013, non-employee directors held the following numbers of unvested deferred stock units: each of Messrs. Graber, Oechsle and Rothmeier, 1,683 unvested deferred stock units; each of Messrs. Lyles, Murphy and Schmidt, 1,680 unvested deferred stock units; and each of Messrs. Wambold and Wicks, 1,678 unvested deferred stock units.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Conduct and the charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “Investor Relations” and then “Corporate Governance.”

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the Board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of conduct and a financial code of professional conduct that also apply to all of its officers; and

•

PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters that are incorporated into a web-based and telephonic reporting program available to all employees.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Graber, Lyles, Murphy, Oechsle, Rothmeier, Schmidt, Wambold and Wicks are independent under the NYSE corporate governance listing standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262. PCC’s General Counsel will review these inquiries or communications.

Communications other than advertising or promotions of a product or service will be forwarded to the lead non-management director. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things, recommending the size of the Board within the boundaries imposed by the Company’s bylaws, recommending selection criteria for nominees for election or appointment to the Board, conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others, recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the Annual Meeting, and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. The charter of the Nominating & Corporate Governance Committee reflects the Company’s commitment to a policy of Board inclusiveness, and specifies that it is a duty of the Committee to assist in promoting diversity on the Board by taking reasonable steps to ensure that new director nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Consistent with this policy, the Committee considers a candidate’s qualifications in light of the expertise and background of the existing directors with the goal of achieving a Board with diverse skills and professional or personal backgrounds. From time to time the Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by a shareholder of the Company. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2014 Annual Meeting of Shareholders should do so in writing between April 15, 2014 and May 15, 2014, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, or that the shareholder is required to provide to the Company pursuant to the Company’s bylaws; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the number of shares of common stock of the Company beneficially owned by the shareholder and (iii) any other information that the shareholder is required to provide to the Company pursuant to the Company’s bylaws.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm for the Company, reviewing with the independent registered public accounting firm the plan and scope of the audit and approving audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with the internal auditor and independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent and financially literate. The Board of Directors has determined that Messrs. Oechsle, Schmidt and Wicks are audit committee financial experts as defined by the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. The Compensation Committee Report appears on page 18. Additional information on the Committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis beginning on page 11.

Compensation Committee Interlocks and Insider Participation

The directors who served on the Compensation Committee in fiscal 2013 are identified in the table on page 4. No member of the Compensation Committee during fiscal 2013 is a current or former officer or employee of the Company, or had a relationship that requires disclosure as a related party transaction or a Compensation Committee interlock.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor and report material risks. The full Board or a committee of the Board receives reports from the member of management with direct authority over the relevant matter. When a committee of the Board receives these reports, the committee chair reports to the full Board on the substance of the matter and the committee’s analysis of management’s report. The Audit Committee regularly reviews treasury risks, financial and accounting matters, legal and compliance risks, information technology risks, and other risk management functions. The Nominating & Corporate Governance Committee annually reviews enterprise-wide risk management. The Compensation Committee annually considers risks arising from the Company’s employee compensation policies and practices. The Board’s role in the risk oversight of the Company has no effect on the Board’s leadership structure.

Report of the Audit Committee

The Audit Committee reports as follows:

•

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal 2013, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

•

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.

The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for fiscal 2014, subject to shareholder ratification.

Ulrich Schmidt, Chairman

Vernon E. Oechsle

Timothy A. Wicks

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of May 1, 2013 by the Chief Executive Officer, by the Chief Financial Officer, by each of the other three most highly compensated executive officers, by each director and director nominee, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)(2)		Options Exercisable Within 60 Days	Total(3)
Kenneth D. Buck	30,918		107,500	138,418
Roger A. Cooke	59,050	(4)	121,750	180,800
Mark Donegan	226,258		349,500	575,758
Don R. Graber	17,182		—	17,182
Shawn R. Hagel	19,899		81,250	101,149
Lester L. Lyles	3,506		—	3,506
Daniel J. Murphy	5,647		—	5,647
Vernon E. Oechsle	19,929		—	19,929
Steven G. Rothmeier	28,130		—	28,130
Ulrich Schmidt	4,298		—	4,298
Kevin M. Stein	8,958		18,750	27,708
Richard L. Wambold	3,448		—	3,448
Timothy A. Wicks	960		—	960
All directors and executive officers as a group (15 persons)	452,312		748,000	1,200,312

(1)	Includes the following number of vested deferred stock units: each of Messrs. Graber, Oechsle and Rothmeier, 8,130; each of Messrs. Murphy and Schmidt, 4,298; Mr. Lyles, 3,506; and each of Messrs. Wambold and Wicks, 960.
(2)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Graber, 7,044; Mr. Murphy, 1,349; and Mr. Wambold, 1,488.
(3)	In addition to the ownership shown in the table, as of May 1, 2013 the individuals listed above held phantom stock units under the Company’s Executive Deferred Compensation Plan as follows: Mr. Buck, 270; Ms. Hagel, 12,754; and Mr. Stein, 4,208.
(4)	Includes 12,307 shares held by a GRAT for the benefit of Mr. Cooke and children, 12,307 shares held by a GRAT for the benefit of Mr. Cooke’s spouse and children, and 11,443 shares held by Mr. Cooke’s spouse.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the named executive officers listed in the Summary Compensation Table on page 19 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Company’s executive compensation program is designed to:

•	Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”); and

•	Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”).

Focus on Performance Objective

The Company’s compensation program for executive officers reflects the belief that executive compensation must, to a significant extent, depend on achieving Company or operating unit performance objectives that are intended to enhance shareholder value and otherwise align an executive officer’s interests with those of the Company’s shareholders. Accordingly:

•	Annual performance-based cash bonuses reflect performance criteria that match the annual business plan targets of the portion of the Company’s operations for which an NEO is responsible;

•

Long-term incentive compensation consists entirely of stock options and therefore only has realizable value for executive officers if the price of the Company’s stock increases after the options are granted;

•

The Company’s stock ownership guidelines require that executive officers be significantly invested in the Company’s long-term performance. For example, the required ownership level for Mr. Donegan is 100,000 shares of the Company’s common stock. Mr. Donegan’s actual ownership level is approximately 226,000 shares, which based on the closing price of the Company’s common stock on the last trading day of fiscal 2013 is equal to roughly 28 times Mr. Donegan’s annual base salary;

•

All executive officers must comply with guidelines for retaining shares equal to up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of his or her stock ownership requirement;

•	Executive officers do not have employment agreements; and

•

There are no severance programs other than in the event of an involuntary termination or “good cause” resignation following a change in control, and change of control severance agreements contain no excise tax gross-up provisions.

Elements of Executive Compensation Program

In order to achieve the Performance Objective and the Retention Objective, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock. The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent. Please see the sections below for more information about the Company’s implementation of the Performance and Retention Objectives.

Compensation Consultant and Role of Chief Executive Officer

The Committee directly retains the services of a consulting firm. The Committee has retained Exequity, LLP in this capacity since 2010. In fiscal 2013, Exequity provided the report that is described in the “Base Salaries” section of this Compensation Discussion and Analysis and the report that is described in the “Director Compensation” section on page 5. Exequity does not provide any other services to the Company, and Exequity’s work for the Committee during fiscal 2013 did not raise any conflicts of interest.

The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all executive officers other than himself and attended a portion of each Committee meeting in fiscal 2013.

Consideration of Say-on-Pay Vote Results

The advisory vote regarding compensation of the Company’s named executive officers submitted to shareholders at the 2012 Annual Meeting was approved by over 98% of the votes cast. The Committee considered this favorable vote of the shareholders to be a strong endorsement of the Company’s compensation program for executive officers and therefore has neither made, nor intends to make, any changes to the Company’s executive compensation program in response to that vote.

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Base Salaries. The Committee sets for each NEO a base salary that is targeted to be between the 50th and 75th percentiles of the base salary established for similarly situated executive officers of general industry companies of approximately the Company’s revenue size. The Committee establishes base salaries for executive officers each February that are effective as of January 1 of that year.

The Committee identifies the 50th and 75th percentiles of base salary for each executive officer based upon an annual report provided by a consultant retained by the Committee, with prior year salary data trended forward at a 3% rate in fiscal 2013. The most recent report was provided by Exequity and interpreted survey data from 97 general industry companies with annual revenues between $5 billion and $15 billion. The companies in this annual survey are referred to in this Compensation Discussion and Analysis as the “Survey Companies” and are listed in Exhibit A to this Proxy Statement. The Company’s fiscal 2013 revenue was approximately $8.4 billion. For each Company executive officer who is an operating unit President at the time base salaries are established, including Messrs. Buck and Stein, the market survey data was regressed based on projected external and intercompany sales to adjust for the size of the applicable Company operating unit.

For each NEO other than Mr. Donegan, the Committee established, based on Mr. Donegan’s recommendation, a base salary for calendar 2013 that was between the 50th and 75th percentiles. The Committee set the calendar 2013 base salary for the Chief Executive Officer following the Committee’s review of

Mr. Donegan’s performance and the compensation information from the Survey Companies. Mr. Donegan’s existing base salary was above the 75th percentile of the Survey Companies. Accordingly, despite the effectiveness of Mr. Donegan’s continuing leadership, the Committee did not increase Mr. Donegan’s base salary for 2013.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. The performance criteria applicable to each NEO differ based on the portion of the Company’s operations for which the NEO is responsible. Target bonus levels as a percentage of base salary are pre-determined based on NEOs’ positions with the Company. No bonus is payable under any of the Company’s bonus plans if the performance result is less than 80% of targeted performance, and the maximum bonus payout is 250% of an individual’s target bonus. All performance criteria under the Company’s bonus plans are adjusted to eliminate the effects of acquisitions not included in the fiscal year budget, accounting changes, the difference between planned and actual currency exchange rates, and restructuring and asset impairment charges (referred to below as the “Standard Adjustments”). Additional information regarding the 2013 bonus plans applicable to the NEOs is presented below.

The Company’s bonus programs also allow the Chief Executive Officer to recommend (other than in regard to himself), and the Committee to award, additional discretionary bonuses to employees, including executive officers, based on qualitative considerations that emerge during the fiscal year. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. For fiscal 2013, NEOs were awarded the following discretionary bonuses: Mr. Donegan, $455,787; Ms. Hagel, $154,044; Mr. Buck, $345,735; and Mr. Cooke, $110,638. In awarding these discretionary bonuses to Messrs. Donegan and Cooke and Ms. Hagel, the Compensation Committee considered the efforts by those NEOs in completing and integrating 12 acquisition transactions during fiscal 2013, which included the Titanium Metals transaction that added significant titanium capabilities to the Company’s overall product portfolio, substantial acquisitions to the Company’s aerostructures platform, continued expansion of the Company’s capabilities in the oil and gas market, and the addition of important strategic assets to the Company’s aerospace forgings operations, all while maintaining a strong focus on improving the operating performance of the Company’s base businesses. In awarding this discretionary bonus to Mr. Buck, the Compensation Committee considered Mr. Buck’s leadership in exceeding expectations for the recovery efforts related to the unplanned outage and subsequent repairs and production inefficiencies on the 29,000-ton press at the Wyman-Gordon facility in Houston, Texas.

Mark Donegan, Shawn Hagel and Roger Cooke. The performance criteria from the Corporate bonus plan are applicable to Mr. Donegan, Ms. Hagel and Mr. Cooke, who are the Company’s Chief Executive Officer, Chief Financial Officer and former General Counsel, respectively. The target bonus payouts for fiscal 2013 as a percentage of fiscal year-end salary were 115% for Mr. Donegan, 90% for Ms. Hagel and 80% for Mr. Cooke. Mr. Donegan’s prior bonus target percentage was below the 50th percentile of the Survey Companies. In connection with his base salary having been held flat for the past two years, Mr. Donegan’s target bonus was increased from 100% of fiscal year-end salary in fiscal 2012 to 115% of fiscal year-end salary for fiscal 2013 in order to weight a larger proportion of his cash compensation to the achievement of Company performance objectives.

The threshold bonus payout for each of Mr. Donegan, Ms. Hagel and Mr. Cooke, which is payable upon achievement of 80% of targeted Corporate performance, was 30% of the target bonus payout. The bonuses were based on achievement with respect to two performance criteria for the Company as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 30% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Above or Below Targeted Performance
Adjusted Earnings per Share*	75%	$7.77*	$9.71*	95% of targeted performance results in 90% bonus payout and 105% of targeted performance results in 110% bonus payout; each additional percentage point below 95% or over 105% of target results in a 4 percentage point decrease or increase in bonus payout, subject to the maximum bonus payout of 250% of an individual’s target bonus
Return on Net Assets**	25%	47.3%	59.1%

*	Net income per share (diluted) after application of the Standard Adjustments.
**	Return on Net Assets equals (i) net income as adjusted to eliminate interest expense, non-controlling interest, LIFO expense/benefit and amortization of intangibles, and to apply the Standard Adjustments, divided by (ii) the average of net assets employed at the beginning and end of the fiscal year, with net assets as of any date being equal to total assets less cash and marketable securities, LIFO reserve, goodwill, intangibles and non-interest-bearing liabilities, as adjusted by the Standard Adjustments and excluding changes in pension assets and liabilities that are reflected in other comprehensive income or loss.

In fiscal 2013, the Company achieved adjusted earnings per share of $9.15 and a return on net assets of 56.1%, in each case as calculated under the bonus plan. This performance resulted in Mr. Donegan, Ms. Hagel and Mr. Cooke receiving bonuses for fiscal 2013 equal to approximately 87.4% of their target bonuses.

Kenneth Buck. During fiscal 2013, Mr. Buck had responsibility for the Wyman-Gordon and Special Metals divisions of the Forged Products segment. Mr. Buck’s target bonus was 90% of fiscal year-end salary. The threshold bonus payout for Mr. Buck, which was payable upon achievement of 80% of targeted performance, was 60% of the target bonus payout. Mr. Buck’s bonus was based on the aggregate achievement of the Wyman-Gordon and Special Metals divisions with respect to two performance criteria, as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Above or Below Targeted Performance
Adjusted Operating Income*	50%	$666.6 million	$833.3 million	2 percentage point decrease or increase in bonus payout for each incremental percentage point below or above targeted performance, subject to the maximum bonus payout of 250% of an individual’s target bonus
Operating Working Capital Percentage**	50%	33.1%	27.6%

*	Operating income after application of the Standard Adjustments and including changes in intercompany profit-in-inventory eliminations.
**	Operating working capital percentage equals (i) accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters, in each case after application of the Standard Adjustments.

In fiscal 2013, the aggregate results of the Wyman-Gordon and Special Metals divisions for adjusted operating income and operating working capital percentage, in each case as described above and calculated under the bonus plan, resulted in Mr. Buck earning a bonus for fiscal 2013 equal to 30.7% of his target bonus prior to application of the HCP Program and the TOC Adjustment as discussed below.

Mr. Buck was also subject to the Company’s Incentive Compensation Program (the “HCP Program”) for Human Capital Planning Performance (“HCP”) and to a possible reduction to his bonus award based on consistency of To Dock Production Performance (the “TOC Adjustment”). The purpose of the HCP Program is to reward the development, addition, retention and sharing of high potential employees among the Company’s manufacturing plants. The HCP Program functioned in fiscal 2013 by adding up to 10 percentage points to or subtracting up to 10 percentage points from the bonus award otherwise payable to a participant under the applicable Company executive incentive plans. In fiscal 2013, the most significant criteria included in the HCP Program formulaic scorecard were the number of high potential employees transferred from one plant to another to support talent development throughout PCC, the percentage retention rate of high potential employees, the number of strategic positions filled with high potential employees, and management development program participation rates. The purpose of the TOC Adjustment is to encourage week-to-week consistency in manufacturing output. The TOC Adjustment is calculated by a formulaic scorecard that functioned in fiscal 2013 by subtracting up to 25 percentage points from the bonus award otherwise payable to a participant under the applicable Company executive incentive plans. It is not possible for the TOC Adjustment to add to an executive’s bonus award. In fiscal 2013, the percentage of target bonus earned by Mr. Buck was increased by 0.8% percentage points based on HCP Performance and was decreased by 10.6 percentage points based on the TOC Adjustment.

In total, the aggregate performance of the Wyman-Gordon and Special Metals divisions in fiscal 2013 under the measures described above resulted in Mr. Buck receiving a bonus for fiscal 2013 equal to 20.9% of his target bonus.

Kevin Stein. During fiscal 2013, Mr. Stein had responsibility for the Structurals division of the Investment Cast Products segment and the Fasteners division of the Airframe Products segment. Mr. Stein’s target bonus was 90% of fiscal year-end salary. The threshold bonus payout for Mr. Stein, which was payable upon achievement of 80% of targeted performance, was 60% of the target bonus payout. Mr. Stein’s bonus was based on the aggregate achievement of the Structurals and Fasteners divisions with respect to two performance criteria, as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Threshold Performance	Targeted Performance	Above or Below Targeted Performance
Adjusted Operating Income*	70%	$661.0 million	$826.3 million	2 percentage point decrease or increase in bonus payout for each incremental percentage point below or above targeted performance, subject to the maximum bonus payout of 250% of an individual’s target bonus
Operating Working Capital Percentage**	30%	23.7%	19.7%

*	Operating income after application of the Standard Adjustments and excluding bonus expense, LIFO expense/benefit and amortization of intangibles.
**	Operating working capital percentage equals (i) accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters, in each case after application of the Standard Adjustments.

In fiscal 2013, the aggregate results of the Structurals and Fasteners divisions for adjusted operating income and operating working capital percentage, in each case as described above and calculated under the bonus plan, resulted in Mr. Stein earning a bonus for fiscal 2013 equal to 52.6% of his target bonus prior to application of the HCP Program and the TOC Adjustment as discussed below.

Mr. Stein was also subject to the HCP Program and the TOC Adjustment as described above with respect to Mr. Buck. In fiscal 2013, the percentage of target bonus earned by Mr. Stein was increased by 1.4 percentage points based on HCP Performance and was decreased by 12 percentage points based on the TOC Adjustment.

In total, the aggregate performance of the Structurals and Fasteners divisions in fiscal 2013 under the measures described above resulted in Mr. Stein receiving a bonus for fiscal 2013 equal to 42% of his target bonus.

Stock Options. The Committee has selected stock options as the Company’s form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 26. The exercise price of all stock options granted to executive officers is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires or in connection with significant promotions are typically made only once per year on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer other than himself in November 2012. As a reference in making his recommendations, he considered a comparison of each executive officer’s target cash compensation (base salary in effect at the time and resulting target performance-based cash bonus) to the total compensation (base salary, target cash bonus and Black-Scholes value of long-term incentive awards) reported by Exequity as the 50th and 75th percentiles for similarly situated executive officers at the Survey Companies. This comparison established the Black-Scholes value of the stock option award that would need to be granted to each executive officer in order for his or her combined base salary, target bonus and option grant value to be in the 50th to 75th percentile range. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Survey Companies) the Chief Executive Officer and the Committee deemed appropriate based on a determination of whether the officer was meeting the performance expectations for that officer. This analysis and the Committee’s actions were based on an assumed Black-Scholes value of $53.65 per share (the “Assumed Value”), which was calculated based on the price of the Company’s common stock at the time of the report provided by Exequity in advance of the November Board meeting. The actual Black-Scholes values of the options granted in fiscal 2013 are listed in footnote 3 to the Grants of Plan-Based Awards Table on page 21. Based on the Assumed Value, the options granted to Messrs. Donegan, Buck and Stein and Ms. Hagel positioned their total compensation at levels that ranged from 2% to 10% above the total compensation amounts that correspond to the 75th percentile for their positions. Also based on the Assumed Value, the options granted to Mr. Cooke positioned his total compensation approximately 25% above the total compensation amount that corresponds to the 75th percentile for his position. This enhanced option grant reflects Mr. Cooke’s extensive experience in the General Counsel role.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering a majority of Company employees, including all of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under supplemental executive retirement plans. For details regarding the determination and payment of benefits under the applicable retirement pension plans and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 23.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which substantially all U.S.-based employees, including all of the Company’s executive officers, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. The Company makes specified matching or other contributions for a substantial majority of participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. In fiscal 2013, deferred amounts could be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account. Please see the Nonqualified Deferred Compensation section beginning on page 25 for details about the deferred compensation plan and accumulated balances for each NEO.

In fiscal 2013, the Company provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for fiscal 2013 are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 26. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent.

Other Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Executive Deferred Compensation Plan) ranging from 15,000 to 100,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule.

Requirements for Retaining Stock Acquired Upon Exercise of Options. The Company requires that all executive officers comply with guidelines for retaining shares equal to up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of the stock ownership requirement for such officer.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2013 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements. Accordingly, there should be no limit on the deductibility of compensation in 2013 other than the portion of Mr. Donegan’s base salary, discretionary bonus, and perquisites that is in excess of $1 million.

Compensation and Risk

The Compensation Committee has considered risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the Committee’s belief that the Company has selected pay elements and performance metrics that have strong correlation with shareholder value. The Company’s stock option awards, which make up all of the Company’s long-term incentive compensation, only have realizable value if the price of the Company’s stock increases after the options are granted. In addition, the Company’s annual performance-based cash bonuses relate to broad-based performance criteria that are reliable indicators of Company-or operating unit-wide performance. These performance criteria do not reward narrow achievements that may involve inappropriate utilization of resources or priorities.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 and the Company’s proxy statement for the 2013 Annual Meeting.

Steven G. Rothmeier, Chairman

Don R. Graber

Vernon E. Oechsle

Summary Compensation Table

The following table shows fiscal 2013 compensation earned by the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers of the Company on March 31, 2013 (the “NEOs”).

Fiscal 2012 and 2011 compensation is presented for executives who were NEOs in those years (Messrs. Donegan, Buck and Stein and Ms. Hagel). In accordance with SEC rules, fiscal 2011 compensation is not presented for Mr. Cooke because he was not an NEO in that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Donegan	2013	1,530,000	455,787	4,152,100	1,537,803	3,330,182	347,013	11,352,885
Chairman and Chief Executive Officer	2012	1,530,000	—	4,071,320	1,453,500	4,171,205	304,407	11,530,432
	2011	1,445,625	—	6,721,320	1,552,950	2,190,723	201,243	12,111,861

Shawn R. Hagel	2013	622,500	154,044	2,216,304	519,156	967,146	23,203	4,502,353
Executive Vice President and Chief Financial Officer	2012	581,500	—	2,272,812	521,550	917,268	31,464	4,324,594
	2011	548,000	—	1,954,316	522,808	443,692	24,487	3,493,303

Kenneth D. Buck	2013	616,250	350,415	2,493,342	117,585	955,160	53,399	4,586,151
Executive Vice President and President–Forged Products	2012 2011	575,000 553,750	14,157 129,976	2,272,812 1,954,316	577,715 480,024	1,013,852 564,114	97,797 70,256	4,551,333 3,752,436

Kevin M. Stein	2013	547,500	7,182	2,216,304	208,535	259,799	49,539	3,288,859
Executive Vice President and President–PCC Structurals	2012 2011	510,000 477,500	13,608 69,350	2,272,812 1,710,027	453,924 308,700	157,116 72,405	425,849 26,516	3,833,309 2,664,498

Roger A. Cooke	2013	535,000	110,638	1,662,228	374,072	648,793	45,362	3,376,093
Senior Vice President, General Counsel and Secretary	2012	516,250	—	1,136,406	406,600	821,623	46,295	2,927,174

(1)	Annual performance-based cash bonuses earned by the NEOs are reported in the Non-Equity Incentive Plan Compensation column, except that the following amounts for fiscal 2013 are reported in the Bonus column: (a) discretionary bonuses, and (b) the amounts paid to Messrs. Buck and Stein under the Company’s Incentive Compensation Program for Human Capital Planning Performance. See “Compensation Discussion and Analysis.”
(2)	Amounts for fiscal 2013 represent the grant date fair value of options granted in the fiscal year based on a value of $55.41 per share, in the case of options granted to Ms. Hagel and Messrs. Buck, Stein and Cooke, and a value of $33.22 per share in the case of options granted to Mr. Donegan, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term for Mr. Donegan’s options is 3.0 years and for other officers’ options is 4.2 years. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation plans” in Note 15 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.
(3)	Represents changes in the actuarial present value of accumulated benefits under defined benefit pension plans.
(4)

For Mr. Donegan, amounts in fiscal 2013 include (a) the cost of Company-paid disability and term life insurance premiums, (b) $35,800 for the cost of Company-paid financial and tax return preparation services, (c) reimbursement of club dues, (d) $31,306 for payment or reimbursement of automobile lease and operating expenses, and (e) $270,213 for unreimbursed incremental cost of personal use of Company aircraft. Incremental cost of personal use of Company aircraft is calculated based on the variable operating cost per flight hour, which covers fuel and a reserve for ongoing maintenance and repairs, plus direct out of pocket expenses such as crew costs for overnight lodging and meals, any customs and foreign permit fees, the cost of in-flight meals, and landing, parking and hangar storage expenses. Mr. Donegan pays taxes on his personal use of Company aircraft based on IRS guidelines. For Ms. Hagel, amounts in fiscal 2013 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Buck, amounts in fiscal 2013 include

(a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) $26,692 for payment or reimbursement of automobile lease and operating expenses. For Mr. Stein, amounts in fiscal 2013 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, (d) reimbursement of club dues, (e) payment or reimbursement of automobile lease and operating expenses, and (f) relocation assistance and $3,089 for payment of income taxes related to the Company’s payment of a portion of this relocation assistance. For Mr. Cooke, amounts in fiscal 2013 include (a) $1,684 for payment of Medicare taxes related to a supplemental executive retirement plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2013

The following table contains information concerning the fiscal 2013 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$527,850	$1,759,500	$4,398,750
Option	11/14/12				125,000	$173.30	$4,152,100

Shawn R. Hagel
Non-equity incentive		$178,200	$594,000	$1,485,000
Option	11/14/12				40,000	$173.30	$2,216,304

Kenneth D. Buck
Non-equity incentive		$351,000	$585,000	$1,462,500
Option	11/14/12				45,000	$173.30	$2,493,342

Kevin M. Stein
Non-equity incentive		$307,800	$513,000	$1,282,500
Option	11/14/12				40,000	$173.30	$2,216,304

Roger A. Cooke
Non-equity incentive		$128,400	$428,000	$1,070,000
Option	11/14/12				30,000	$173.30	$1,662,228

(1)	Represents bonus awards for fiscal 2013 and estimated threshold, target and maximum bonus payouts. The actual amount earned by each NEO for fiscal 2013 is set forth in the Summary Compensation Table. See “Compensation Discussion and Analysis” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)	Represents the grant date fair value of options granted in fiscal 2013 based on a value of $55.41 per share, in the case of options granted to Ms. Hagel and Messrs. Buck, Stein and Cooke, and a value of $33.22 per share in the case of options granted to Mr. Donegan, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term for Mr. Donegan’s options is 3.0 years and for other officers’ options is 4.2 years. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation plans” in Note 15 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.

Outstanding Equity Awards at March 31, 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Donegan	150,000	—		$140.74	11/14/2017
	99,500	40,000	(1)	$101.41	11/11/2019
	75,000	75,000	(2)	$137.56	11/10/2020
	25,000	75,000	(3)	$161.62	11/16/2021
	—	125,000	(4)	$173.30	11/14/2022
Shawn R. Hagel	20,000	—		$140.74	11/14/2017
	18,750	—		$57.77	11/13/2018
	12,500	12,500	(1)	$101.41	11/11/2019
	20,000	20,000	(2)	$137.56	11/10/2020
	10,000	30,000	(3)	$161.62	11/16/2021
	—	40,000	(4)	$173.30	11/14/2022
Kenneth D. Buck	25,000	—		$140.74	11/14/2017
	17,500	—		$57.77	11/13/2018
	12,500	12,500	(1)	$101.41	11/11/2019
	22,500	7,500	(5)	$106.92	02/10/2020
	20,000	20,000	(2)	$137.56	11/10/2020
	10,000	30,000	(3)	$161.62	11/16/2021
	—	45,000	(4)	$173.30	11/14/2022
Kevin M. Stein	—	12,500	(1)	$101.41	11/11/2019
	8,750	17,500	(2)	$137.56	11/10/2020
	10,000	30,000	(3)	$161.62	11/16/2021
	—	40,000	(4)	$173.30	11/14/2022
Roger A. Cooke	30,000	—		$70.79	11/14/2016
	30,000	—		$140.74	11/14/2017
	30,000	—		$57.77	11/13/2018
	18,750	6,250	(1)	$101.41	11/11/2019
	8,000	8,000	(2)	$137.56	11/10/2020
	5,000	15,000	(3)	$161.62	11/16/2021
	—	30,000	(4)	$173.30	11/14/2022

(1)	Vest 100% on November 11, 2013.
(2)	Vest 50% on November 10, 2013 and 50% on November 10, 2014.
(3)	Vest one-third on November 16, 2013, one-third on November 16, 2014 and one-third on November 16, 2015.
(4)	Vest 25% on November 14, 2013, 25% on November 14, 2014, 25% on November 14, 2015 and 25% on November 14, 2016.
(5)	Vest 100% on February 10, 2014.

Option Exercises in Fiscal 2013

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	145,500	$18,073,917
Shawn R. Hagel	—	$—
Kenneth D. Buck	62,500	$6,299,755
Kevin M. Stein	17,500	$1,714,869
Roger A. Cooke	25,000	$3,235,023

Pension Benefits as of March 31, 2013

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which all of the NEOs participate. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after the Company acquired it in 1999 and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RP”). All of the NEOs participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”).

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of March 31, 2013:

Name	Age	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mark Donegan	56	SERP PCC RP WG RP	27.6667 26.0000 1.6667	$21,217,900 868,384 51,900
Shawn R. Hagel	47	SERP PCC RP	17.3333 17.3333	2,814,197 399,697
Kenneth D. Buck	53	SERP PCC RP	15.4167 15.4167	3,659,531 429,262
Kevin M. Stein	47	SERP PCC RP	4.25 4.25	411,617 90,592
Roger A. Cooke	64	SERP PCC RP	13.00 13.00	4,538,541 639,510

(1)	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of March 31, 2013 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Mr. Donegan under the WG RP and age 65 under all other plans). The actuarial present values were calculated using a discount rate of 4.25% and the RP2000 Combined Healthy Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended March 31, 2013.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. The NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. Employees hired by participating entities after June 30, 2012 are not eligible to participate in the PCC RP or the WG RP. The PCC RP and the WG RP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. Final average pay for purposes of calculating benefits under the PCC RP and the WG RP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RP. However, as of March 31, 2013 the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $255,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RP, a normal retirement benefit is payable to Mr. Donegan upon retirement at age 64 and is equal to years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of final average pay, plus (b) 0.4% of the excess of final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%. As of March 31, 2013, Mr. Donegan was eligible for early retirement benefits under the PCC RP and the WG RP, and Mr. Cooke was eligible for early retirement benefits under the PCC RP. If they had retired on March 31, 2013 and elected to immediately start benefits at that time, the present value of accumulated benefits for each of them under the Pension Plans as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan—each of PCC RP and WG RP, $0; and Mr. Cooke—PCC RP, $2,788.

The basic benefit form for normal and early retirement under the PCC RP and the WG RP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

Supplemental Executive Retirement Program

The Company maintains the SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the NEOs, as well as certain other executive officers and key employees designated by the Compensation Committee, are eligible to participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company or other detrimental conduct during the three years following termination of employment.

To calculate normal retirement benefits under the SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP or the WG RP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution available to him or her each year under the

Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay. At the time Mr. Cooke was hired, the Company agreed to modify the SERP for him to provide that his target SERP benefit would accrue at the rate of 6.0% of final average pay for each of his first five years of service with the accrual rate dropping to 1.16% for the next 8 years so that his target SERP benefit upon retirement at age 65 would be exactly what it would have been if the SERP had not been modified. The present value of Mr. Cooke’s accumulated SERP benefit as shown in the Pension Benefits table above is higher by $44,999 than it would have been without this modification.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP. Messrs. Donegan and Cooke are currently eligible for early retirement benefits under the SERP. If they had retired on March 31, 2013, the present value of accumulated benefits for each of them under the SERP as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $5,037,112; and Mr. Cooke, $40,560.

The normal or early retirement benefit under the SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit.

Disability Benefits under Pension Plan

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. If the NEOs had terminated employment on March 31, 2013 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the PCC RP calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Ms. Hagel, $77,200; Mr. Buck, $0; Mr. Stein, $80,935; and Mr. Cooke, $0.

Nonqualified Deferred Compensation in Fiscal 2013

Name	Executive Contributions in Fiscal 2013 ($)(1)	Aggregate Earnings in Fiscal 2013 ($)	Aggregate Balance at March 31, 2013 ($)(2)
Mark Donegan	$—	$—	$—
Shawn R. Hagel	49,275	214,704	2,467,926
Kenneth D. Buck	—	5,030	356,291
Kevin M. Stein	276,452	82,796	798,088
Roger A. Cooke	—	281,385	3,933,613

(1)	Amounts reported in the Executive Contributions column are also included in the Summary Compensation Table in the Salary column (for 2013), the Bonus column (for 2012) or the Non-Equity Incentive Plan Compensation column (for 2012).
(2)	Amounts reported in the Aggregate Balance column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Ms. Hagel, $580,149; Mr. Buck, $38,308; Mr. Stein, $621,412; and Mr. Cooke, $1,779,520.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which in fiscal 2013 included a Company phantom stock fund (annual return of 9.7% in fiscal 2013) and 5 mutual funds consistent with the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2013 ranging from a 7.9% loss to a 13.9% gain). In fiscal 2013, participants could select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (only with respect to the Company phantom stock fund performance option). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will generally be distributed to participants in a lump sum if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will generally be distributed to participants in a lump sum upon a change in control whether or not employment terminates, except that in each case distribution of amounts credited to the phantom stock fund prior to 2009 will not be accelerated due to a change in control.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. The change of control severance agreements contain no excise tax gross-up provisions. In the change of control severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of the Company’s outstanding common stock,

•	the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors, and

•	shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation.

In the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control severance benefits that would have been payable to the NEOs if a change in control had occurred on March 31, 2013 and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	Shawn R. Hagel	Kenneth D. Buck	Kevin M. Stein	Roger A. Cooke
Cash Severance Benefits(1)	$9,868,500	$3,762,000	$3,721,810	$1,920,659	$2,889,000
Insurance Continuation(2)	41,455	38,863	47,620	38,701	46,603
Acceleration of Stock Options(3)	11,572,900	3,636,625	4,338,475	3,506,475	1,877,393
Relocation Expenses(4)	250,000	250,000	250,000	250,000	250,000
Acceleration of SERP Vesting(5)	—	2,564,131	3,364,337	382,292	—
Lump Sum Payout of Additional Pension and SERP Benefits(6)	467,456	889,778	920,096	586,392	1,235,786
Financial and tax return preparation services(7)	18,250	18,250	18,250	18,250	18,250
Total	$22,218,561	$11,159,647	$12,660,588	$6,702,769	$6,317,032

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. If any payments to an NEO in connection with a change of control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the NEO to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the NEO will be paid such reduced benefits. The Cash Severance Benefits amount in the table above for Mr. Stein has been reduced in accordance with this provision. Cash severance benefits are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations of the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)	Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of March 31, 2013.
(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full, whether or not the NEO’s employment is terminated. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of March 31, 2013 of each NEO’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $189.62, which was the closing price of the Company’s common stock on the last trading day of fiscal 2013.
(4)	Relocation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. Amounts in the table above represent the estimated cost of a typical executive officer relocation.

(5)	Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Ms. Hagel and Messrs. Buck and Stein were not vested in the SERP as of March 31, 2013, and the amounts in the table above represent the lump sum payments they would have received under the terms of the SERP if a change in control had occurred on that date.
(6)	Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if the NEO had been credited with three additional years of service and compensation under the pension plan and SERP in which he or she participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on March 31, 2013.
(7)	Financial and tax return preparation services. The Company’s arrangements regarding Company-paid financial and tax return preparation services specify that after a change in control the Company will pay for financial and tax return preparation services for each NEO pertaining to the calendar year in which the change in control occurred. The amounts in the table above represent the approximate rate that the Company would have paid for such services in March 2013.

Other Benefits Triggered on Certain Employment Terminations

Stock options in the event of retirement

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates when the NEO is eligible for early retirement (age 55 or older with at least 10 years of service) the period for exercising options following termination of employment is extended from 6 months to 12 months, but not beyond each option’s original 10-year term. No accelerated vesting of unexercisable options is provided on early retirement. Messrs. Donegan and Cooke are currently eligible for early retirement. The increase in value of outstanding exercisable options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of March 31, 2013 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $1,378,276; and Mr. Cooke, $250,885.

The stock option agreements also provide that if an NEO’s employment terminates when the NEO is eligible for normal retirement (age 65 or older), all outstanding unexercisable options will become exercisable in full and, instead of terminating in 12 months, all outstanding options will remain exercisable either for their full ten-year terms, in the case of stock option agreements issued prior to November 2009, or for five years following retirement (but not beyond each option’s original 10-year term), in the case of stock option agreements issued in or after November 2009. Mr. Donegan holds options that could be outstanding at his 65th birthday, but which based on the expected term are not anticipated to be outstanding at that time. Mr. Cooke retired in June 2013 at the age of 65, and he held options for 59,250 shares that were unvested on his retirement date and became exercisable in full at that time. To provide some estimate of the value of the above benefits, if it is assumed that the Company’s stock price on Mr. Cooke’s retirement date was the same as it was on the last trading day of fiscal 2013, then the sum of (a) the value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under applicable accounting guidance) of Mr. Cooke’s outstanding options that accelerated upon retirement, plus (b) the increased Black-Scholes value (using the same assumptions) of his other outstanding options whose post-termination exercise period was extended to either full remaining term or for five years as compared to the value of those options based on a 12-month post-termination exercise period, was $6,120,287.

Stock options in the event of death or disability

The stock option agreements covering options held by the NEOs provide that upon the death or disability of an NEO, all unexercisable options become fully exercisable and the period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. The aggregate value as of March 31, 2013 of options that would have become exercisable if death or disability had occurred on that date based on the positive spread (if any) between the exercise price of each option and a stock price of $189.62, which was the closing price of the Company’s common stock on the last trading day of fiscal 2013, is as set forth in the “Acceleration of Stock Options” row of the “Benefits Potentially Payable Upon a Change in Control” table above. In addition, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of March 31, 2013 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $3,286,415; Ms. Hagel, $911,736; Mr. Buck, $1,022,554; Mr. Stein, $733,356; and Mr. Cooke, $637,903.

Agreement with Roger Cooke

On May 29, 2013, the Company entered into an agreement with Roger Cooke relating to Mr. Cooke’s retirement from the Company on June 30, 2013. The agreement provides that for the period from July 1, 2013 through June 30, 2014, Mr. Cooke will be available to perform services for the Company for 48 days in the aggregate, and that the Company will pay Mr. Cooke a fixed retainer of $106,000.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its common stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace & Defense Index. The comparison assumes that $100 was invested on March 31, 2008 in the Company’s common stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

Company / Index	Mar 08	Mar 09	Mar 10	Mar 11	Mar 12	Mar 13
Precision Castparts Corp.	100	62.38	122.53	148.19	171.39	188.09
S&P 500 Index	100	63.66	93.01	108.35	117.02	133.36
S&P 500 Aerospace & Defense Index	100	60.60	99.63	110.86	115.33	133.78

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” Proposal 2

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 30, 2014. Although not required, the Board of Directors is requesting ratification by the shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company incurred the following fees for services performed by Deloitte & Touche for fiscal 2013 and 2012:

2013
Audit Fees	$8,092,498
Audit Related Fees	281,269
Tax Fees	143,956
All Other Fees	—

2012
Audit Fees	$5,728,712
Audit Related Fees	196,800
Tax Fees	66,844
All Other Fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q. Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract. Tax fees include tax advice and planning for income and other taxes for various legal entities of the Company and tax-related acquisition due diligence.

The Audit Committee appoints and approves the fee to be paid to the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the independent registered public accounting firm, and the Audit Committee approved all audit related fees and tax fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2013 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE REGARDING COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board of Directors Recommends a Vote “For” Proposal 3

The rules of the Securities and Exchange Commission require the Company to submit to its shareholders a nonbinding advisory resolution regarding the compensation of the Company’s named executive officers disclosed in this Proxy Statement. As discussed above under “Compensation Discussion and Analysis”, the Company has designed and implemented its executive compensation program to provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value, and to attract and retain key executives who are important to the long-term success of the Company. The Board believes that the Company’s executive compensation program has played a key role in the Company consistently delivering strong financial performance to its shareholders and improving that performance over the long-term. This consistently strong financial performance has provided investment returns to the Company’s shareholders that are well-above the performance of the Company’s peer group and relevant market indices, as indicated in the “Return to Shareholders Performance Graph” on page 29. Accordingly, the Board recommends that you vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis and the compensation tables and accompanying narrative discussion, is hereby approved.”

Approval of this proposal would require the affirmative vote of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

This say-on-pay vote is advisory and will not be binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee will, however, consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4: RE-APPROVAL AND AMENDMENT OF THE 2001 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Board of Directors Recommends a Vote “For” Proposal 4

The Company maintains the 2001 Stock Incentive Plan, as amended (the “Plan”), for the purpose of attracting and retaining key employees and others who provide services for the Company and its subsidiaries. The Plan was initially adopted by the Board of Directors and approved by the shareholders in 2001, and the shareholders approved amendments to the Plan in 2008. Although the Plan permits the grant of several types of awards, no type of award other than non-statutory stock options has ever been granted to any of the Company’s executive officers or other employees. The Plan is also used for the annual deferred stock unit awards to the Company’s non-employee directors. Total grants under the Plan, net of option expirations and forfeitures, were approximately 1,089,699 shares in fiscal 2013 and approximately 890,285 shares in fiscal 2012. As of March 31, 2013, only 2,818,992 shares of Company common stock were available for future grants under the Plan. The Board of Directors believes that additional shares must be reserved for use under the Plan to enable the Company to attract and retain key employees through the granting of options. Accordingly, in May 2013 the Board of Directors approved amendments to the Plan, subject to shareholder approval, to reserve for issuance under the Plan an additional 5,000,000 shares.

Shareholder approval of this proposal will also constitute re-approval of the per-employee limits on grants of options, SARs and Performance-Based Awards under the Plan, and the list of objective business measures upon which Performance-Based Awards may be based. This re-approval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code. See “Tax Consequences.”

The complete text of the Plan, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit B.

Description of the 2001 Stock Incentive Plan

Eligibility. All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Plan, as are nonemployee consultants and advisors to the Company.

Administration. The Plan is administered by the Board of Directors, which determines and designates from time to time the individuals to whom awards are made under the Plan, the amount of any such award and the price and other terms and conditions of any such award, except that any discretionary awards to non-employee directors may be made only by a committee comprised entirely of independent directors. The Board of Directors has delegated to its Compensation Committee (the “Committee”) authority for administration of the Plan.

Awards Available. The Plan permits the grants of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock bonus awards, the sale of shares, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance-based awards (“Performance-Based Awards”), subject to terms, conditions and restrictions determined by the Board of Directors. If an option granted under the Plan expires, terminates or is canceled, any unissued shares become available under the Plan. If shares awarded as a bonus or issued as restricted stock are forfeited to the Company or repurchased by the Company, the shares forfeited or repurchased again become available for issuance under the Plan. No individual may be granted options or SARs under the Plan for more than an aggregate of 600,000 shares of Company common stock in any calendar year or, in the case of a newly hired employee, 1,000,000 shares in the calendar year in which the employee is hired. Any shares granted as options or stock appreciation rights are counted against the Plan share limit as one share for every one share granted. Any shares granted as awards other than options or stock appreciation rights are counted against the Plan share limit as two shares for every one share granted.

Term of Plan; Amendments. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except in connection with a change in capital structure, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option (except that no options are exercisable after the expiration of 10 years) and the time or times at which the options may be exercised and whether the option is an ISO or a NSO. The option price cannot be less than the fair market value of the Company’s common stock on the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. The Plan prohibits the repricing of stock options.

Stock Bonus Awards. The Board of Directors may award common stock of the Company as a stock bonus under the Plan, including stock units that provide for delivery of common stock at a later date.

Restricted Stock; Restricted Stock Units. The Plan provides that the Board of Directors may issue restricted stock or RSUs in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Board of Directors may determine.

Stock Appreciation Rights. SARs may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes, except that by its terms no SAR shall be exercisable after the expiration of 10 years from the date it is granted. SARs granted with an option may be exercised only to the extent and on the same conditions that the related option could be exercised. Each SAR entitles the holder, upon exercise, to receive without payment to the Company (except for applicable withholding taxes) an amount equal to the excess of the fair market value of a share of Company common stock on the exercise date over the fair market value of a share on the date of grant, multiplied by the number of shares covered by the SAR that is surrendered. Payment by the Company upon exercise of a SAR shall be made in shares of Company common stock valued at fair market value.

Performance-Based Awards. The Board of Directors may grant Performance-Based Awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code denominated at the time of grant in shares of Company common stock that may be earned in whole or in part if the Company achieves written objective goals established by the Board of Directors over a designated period of time. Payment of an award earned is made in stock. The Board of Directors may also impose restrictions to payment under a Performance-Based Award in addition to the satisfaction of the performance goals. No participant may receive in the calendar year in which the participant is hired Performance-Based Awards for more than 500,000 shares or in any other calendar year Performance-Based Awards for more than 300,000 shares.

Changes in Capital Structure. The Plan provides that if the outstanding common stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan.

Tax Consequences

The following description is a summary of the federal income tax consequences of awards under the Plan. Applicable state, local and foreign tax consequences may differ.

Under federal income tax law currently in effect, an optionee will recognize no regular income upon grant or exercise of an ISO. The amount by which the market value of shares issued upon exercise of an ISO exceeds the exercise price, however, may, under certain conditions, be taxed under the alternative minimum tax. If an employee exercises an ISO and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before expiration of either of the holding periods specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the exercise date over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realizes ordinary income.

No income is generally realized by the grantee of a NSO until the option is exercised. At the time of exercise of a NSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on such income if the optionee is an employee. Upon sale of shares acquired upon exercise of a NSO, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

On exercise of a SAR, the amount realized by the holder will, for federal tax purposes, be taxed as ordinary income, and the Company will generally be allowed to take a deduction for such amount. The SAR holder is subject to withholding on such income.

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1,000,000 limit if the option or SAR and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SARs may be granted. Approval of this Proposal 4 will constitute re-approval of the per-employee limits for options and SARs under the Plan as previously approved by the Company’s shareholders. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than the fair market value of the Company’s common stock on the date of grant. Accordingly, the Company believes that if this proposal is approved, compensation received on exercise of options and SARs granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a Performance-Based Award will not be subject to the $1,000,000 limit under Section 162(m) of the Internal Revenue Code if the Performance-Based Award and the plan meet certain requirements. One of these requirements is shareholder approval at least once every five years of the performance criteria upon which award payouts may be based and the maximum amount payable under awards, both of which are set forth in Section 9 of the Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of Performance-Based Awards granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Plan Benefits

Information regarding stock options granted in fiscal 2013 to the NEOs under the Plan is set forth in “Grants of Plan-Based Awards in Fiscal 2013” above. Information regarding deferred stock unit awards granted in fiscal 2013 to nonemployee directors under the Plan is set forth in “Director Compensation” above. Stock options for a total of approximately 310,000 shares were granted under the Plan in fiscal 2013 to all Executive Officers as a group. Stock options for a total of approximately 1,022,628 shares were granted under the Plan in fiscal 2013 to employees who are not Executive Officers.

Vote Required for Approval and Recommendation by the Board

The Board of Directors recommends a vote FOR Proposal 4. In order for the proposal to re-approve and amend the Plan to be approved, at least a majority of the outstanding shares of the Company’s common stock must be voted on the proposal, and a majority of the shares voted must be voted in favor of the proposal. Abstentions are counted as votes cast and have the effect of “no” votes on the proposal. Broker non-votes are not considered votes cast and have no effect on the results of the vote.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at March 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,613,909		$136.31	2,825,146	(1)
Equity compensation plans not approved by security holders	111,758	(2)	N/A	N/A
Total	4,725,667		$136.31	2,825,146

(1)	6,154 shares remain available for issuance under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”). 2,818,992 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). At this time, no awards other than options have been issued under the 1994 Plan, and no awards other than options have been issued to executive officers or other employees under the 2001 Plan. The 2001 Plan is also used for the annual deferred stock unit awards to non-employee directors. 1,545,510 shares of common stock remain available for issuance under the Company’s 2008 Employee Stock Purchase Plan.
(2)	Equity compensation plans not approved by shareholders that are included in the table are the Executive Deferred Compensation Plan and the Non-Employee Director Deferred Compensation Plan, which allow for voluntary deferral of certain cash compensation. Investment options under these plans include a Company phantom stock account, which is settled in shares of Company common stock when payments are made to participants. The amount in the table represents the aggregate number of shares of Company common stock credited to phantom stock accounts under these plans. Additional information regarding these plans is provided under Director Compensation on page 5 and Nonqualified Deferred Compensation on page 26.

PROPOSAL 5: APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS

The Board of Directors Recommends a Vote “For” Proposal 5

The Board of Directors has adopted, and recommends that the shareholders of the Company approve, a new Article IX to the Company’s Restated Articles of Incorporation (the “Articles”) to provide for majority voting in uncontested elections of directors.

A copy and explanation of the new Article IX to the Articles (the “Proposed Amendment”) that would be implemented upon shareholder approval of this proposal is set forth below. Other than as described in this proposal, the approval of the Proposed Amendment will not have any effect on the rights of shareholders.

Background

Under Oregon law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A standard other than a plurality may only be used if it is specified in the Company’s Articles of Incorporation. In 2011, the Board adopted the policy in PCC’s Corporate Governance Guidelines that requires a director nominee who receives more “withhold” votes than “for” votes in an uncontested director election to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee. After further consideration of this topic, and upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has approved and recommends shareholder approval of the Proposed Amendment to provide for a majority vote standard for uncontested elections of directors.

Summary of Proposed Amendment

Under the Proposed Amendment, a nominee for director in an uncontested election will be elected at a shareholder meeting for the election of directors if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. An “abstain” vote will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present at the shareholder meeting. For contested elections in which there are more director candidates than director positions to be elected, the voting standard will continue to be a plurality of votes cast. Under Oregon law, an incumbent director nominee who is not re-elected continues to serve on the Board of Directors until his or her successor is elected and qualified. Accordingly, if the Proposed Amendment is adopted, the Company will retain its current resignation policy to address the status of any incumbent director who fails to be re-elected.

The Proposed Amendment would add a new Article IX to the Articles that would read as follows:

“ARTICLE IX

In any election of directors of the corporation at a meeting of shareholders at which a quorum is present, each director shall be elected if the number of votes cast “for” the director exceeds the number of votes cast “against” the director; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.”

Vote Required for Approval and Recommendation by the Board

The Board of Directors recommends a vote FOR Proposal 5. In order for the Proposed Amendment to be approved, the votes cast in favor of the proposal must exceed the votes cast in opposition to the proposal. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

If the Proposed Amendment is approved, the Company would promptly file Articles of Amendment with the Oregon Secretary of State, and the Proposed Amendment would become effective at that time. The new majority vote standard would then be applicable to the election of directors at the 2014 Annual Meeting of Shareholders. In the event the shareholders do not approve this proposal, the Articles will remain unchanged and director nominees in uncontested elections would continue to be elected by a plurality of the votes cast.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2012. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
T. Rowe Price Associates, Inc.	11,497,594	7.9%
100 E. Pratt Street, Baltimore, Maryland 21202

BlackRock, Inc.	7,846,404	5.4%
40 East 52nd Street, New York, New York 10022

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal 2013.

ANNUAL REPORT AND FORM 10-K; INTERNET AVAILABILITY OF PROXY MATERIALS

We have included with this proxy statement a copy of the Company’s 2013 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Ms. Ruth A. Beyer, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, OR 97239-4262.

Important Notice Regarding the Availability of Proxy Materials for the Precision Castparts Corp. 2013 Annual Meeting of Shareholders to Be Held on August 13, 2013: the Proxy Statement and the Annual Report on Form 10-K are available at http://www.precast.com.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. The Company has also hired The Proxy Advisory Group, LLC to assist with Annual Meeting procedures and to solicit proxies for a fee of $12,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, the Company will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report, as applicable. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 946-4778 or by writing to Ms. Ruth A. Beyer, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the Annual Meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an Annual Meeting must do so in accordance with the Company’s bylaws. For purposes of the Company’s 2014 Annual Meeting, such notice, to be timely, must be received by the Company between April 15, 2014 and May 15, 2014. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s Annual Meeting proxy materials be received at the Company’s principal office by March 5, 2014. The Company’s mailing address is 4650 SW Macadam, Suite 400, Portland, Oregon 97239.

Whether you plan to attend the Annual Meeting or not, please submit a proxy through the internet or sign and return the enclosed proxy form in the enclosed, stamped envelope if this proxy was received by mail.

/s/ RUTH A. BEYER
Ruth A. Beyer
Secretary

Portland, Oregon

July 3, 2013

EXHIBIT A

SURVEY COMPANIES

AECOM Technology Corp
Air Products & Chemicals Inc
Allergan Inc
Ameren Corp
Automatic Data Processing
Autonation Inc
Avon Products
Ball Corp
Baxter International Inc
Booz Allen Hamilton Holding Corp
BorgWarner Inc
Calpine Corp
Cameron International Corp
Campbell Soup Co
Celanese Corp
CenterPoint Energy Inc
Chesapeake Energy Corporation
Cliffs Natural Resources Inc
The Clorox Company
CMS Energy Corp
ConAgra Foods Inc
Cooper Industries Plc
Covidien Plc
Dana Holding Corp
Darden Restaurants Inc
Dole Food Co Inc
Dollar General Corp
Dominion Resources Inc
Dover Corp
Dr. Pepper Snapple Group Inc
DTE Energy Co
Duke Energy Corp
Eastman Chemical Co
Ecolab Inc
Entergy Corp
Lauder (Estee) Cos Inc
Federal-Mogul Corp
Genuine Parts Co
Goodrich Corp
Harley-Davidson Inc
Hershey Co
Hillshire Brands Co
H.J. Heinz Company
Hormel Foods Corp
Huntington Ingalls Industries Inc
Ingersoll-Rand Plc
Ingredion Inc
The J.M. Smucker Company
Kellogg Co
Kelly Services Inc

Kinder Morgan Inc
Limited Brands Inc
Luxottica Group Spa
Marriott Intl Inc
Masco Corp
Mattel Inc
MeadWestvaco Corp
Mohawk Industries Inc
Mosaic Co
Navistar International Corp
Newell Rubbermaid Inc
NiSource Inc
Nordstrom Inc
Norfolk Southern Corp
NRG Energy Inc
Office Depot Inc
ONEOK Inc
Owens Corning
Owens-Illinois Inc
Parker-Hannifin Corp
PetSmart Inc
Pitney Bowes Inc
PPL Corp
PVH Corp
Reynolds American Inc
Rockwell Automation
Ross Stores Inc
Ryder System Inc
Sempra Energy
Sherwin-Williams Co
Starbucks Corp
Starwood Hotels & Resorts Wrld
Stryker Corp
Tenet Healthcare Corp
Tenneco Inc
Terex Corp
Textron Inc
Thermo Fisher Scientific Inc
United Stationers Inc
VF Corp
Visteon Corp
Waste Management Inc
Wesco Intl Inc
Weyerhaeuser Co
Williams Cos Inc
W.W. Grainger, Inc.
Yum Brands Inc

A-1

EXHIBIT B

2001 STOCK INCENTIVE PLAN, AS AMENDED

(marked to show proposed amendments)

1. Purpose. The purpose of this 2001 Stock Incentive Plan (the “Plan”) is to enable Precision Castparts Corp. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company. As used in this Section 1, the term “subsidiary” shall include corporations, limited liability companies, partnerships or other entities directly or indirectly controlled by the Company.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 15~~0~~,273,682 shares, plus the number of shares subject to outstanding stock options as of May 30, 2008 under the Company’s 1999 Nonqualified Stock Option Plan that expire or terminate after May 30, 2008 and on or before May 30, 2018 without being exercised. Any shares granted as options or stock appreciation rights are counted against this limit as one share for every one share granted. Any shares granted as awards other than options or stock appreciation rights are counted against this limit as two shares for every one share granted. If an option, stock appreciation right or Performance-Based Award (as defined in Section 9 below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option, stock appreciation right or Performance-Based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased (multiplied by two) shall again be available under the Plan. If restricted stock units awarded under Section 8 are cancelled or forfeited, the number of shares of Common Stock deliverable in connection with such restricted stock units (multiplied by two) shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of May 24, 2001. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance-Based Award, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present or by means of consent resolutions, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, options, stock appreciation rights and Performance-Based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. Authority to make discretionary awards to non-employee directors of the Company shall be delegated to a Committee comprised entirely of independent directors. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

5. Awards.

5.1 Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) grant stock appreciation rights as provided in Section 6.4; (iv) award stock bonuses as provided in Section 7; (v) issue shares subject to restrictions as provided in Section 8.1; (vi) grant restricted stock units as provided in Section 8.2; and (vii) award Performance-Based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors and except as provided in Section 5.2, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights for more than an aggregate of 1,000,000 shares of Common Stock in the calendar year in which the employee is hired or 600,000 shares of Common Stock in any other calendar year.

5.2 No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of options granted under the Plan without further shareholder approval. For this purpose, the term “repricing” shall mean any of the following or any other action that has the same effect: (i) lowering the exercise price of an option after it is granted (except in accordance with Section 10), (ii) buying-out an outstanding option at a time when its exercise price exceeds the fair market value of the underlying stock for cash or shares, (iii) any other action that is treated as a repricing under generally accepted accounting principles, or (iv) canceling an option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another option, restricted stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

6. Stock Options; Stock Appreciation Rights.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-3 Payment on Exercise. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-4 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 100 percent of the fair market value, as described in Section 6.3-1, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.5-1, 6.5-2 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant, and shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, the lowest reported sale price on the date of grant, or another value of the Common Stock as specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.4 Stock Appreciation Rights.

6.4-1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. With respect to any stock options granted after May 19, 2004, the Board of Directors may provide that at a later date stock appreciation rights may be granted in substitution for stock options granted under the Plan. With respect to each grant, the Board shall determine the number of shares subject to the stock appreciation right, the period of the stock appreciation right, and the time or times at which the stock appreciation right may be exercised. Stock appreciation rights shall continue in effect for the period fixed by the Board of Directors except that by its terms no stock appreciation right shall be exercisable after the expiration of 10 years from the date it is granted.

6.4-2 Stock Appreciation Rights Granted in Connection with Options. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the grant relates terminates.

6.4-3 Exercise. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right shall be made in Common Stock valued at fair market value. For this purpose, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time of exercise, or such other value of the Common Stock as specified by the Board of Directors.

6.4-4 Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

6.4-5 Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder.

6.5 Exercise of Options and Stock Appreciation Rights

6.5-1 Exercise. Except as provided in Section 6.5-2 or as determined by the Board of Directors, no option or stock appreciation right granted under the Plan may be exercised unless at the time of exercise the holder is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option or stock appreciation right was granted. Except as provided in Sections 6.5-2 and 10, options and stock appreciation rights granted under the Plan may be exercised from time to time over the period stated in each option or stock appreciation right in amounts and at times prescribed by the Board of Directors, provided that options and stock appreciation rights may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if a holder does not exercise an option or stock appreciation right in any one year for the full number of shares to which the holder is entitled in that year, the holder’s rights shall be cumulative and the holder may acquire those shares in any subsequent year during the term of the option or stock appreciation right.

6.5-2 Termination of Employment or Service.

6.5-2(a) General Rule. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability, death or, in the case of Nonstatutory Stock Options or stock appreciation rights, bona fide early retirement, as provided in Sections 6.5-2(b), (c) and (d), his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or the expiration of 3 months (6 months in the case of Nonstatutory Stock Options or stock appreciation rights) after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination.

6.5-2(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates because of total disability, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 3 months after the date of termination (6 months in the case of Nonstatutory Stock Options or stock appreciation rights), whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the holder to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

6.5-2(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, if a holder dies while employed by or providing service to the Company, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of death and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.5-2(d) Termination Upon Retirement at Normal Retirement Age or at Bona Fide early Retirement. Unless otherwise determined by the Board of Directors, in the event the employment of a holder by the Company or by any subsidiary of the Company is terminated by retirement at normal retirement age as defined under the provisions of the Company’s Retirement Plan or under conditions of bona fide early retirement, any Non-Statutory Stock Option or stock appreciation right may be exercised at any time prior to its expiration date or the expiration of twelve months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right on the date of such termination.

6.5-2(e) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 3-month, 6-month and 12-month exercise periods any length of time not longer than the original expiration date of the option or stock appreciation right. The Board of Directors may at any time increase the portion of an option or stock appreciation right that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.5-2(f) Failure to Exercise Option or Stock Appreciation Right. To the extent that the option or stock appreciation right of any deceased holder or any holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option or stock appreciation right shall cease and terminate.

6.5-2(g) Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options and stock appreciation rights shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options and stock appreciation rights shall be suspended during any other unpaid leave of absence.

6.5-3 Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option or stock appreciation right granted under the Plan only upon the

Company’s receipt of written notice from the holder of the holder’s binding commitment to purchase shares, specifying the number of shares the holder desires to acquire under the option or stock appreciation right and the date on which the holder agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the holder’s intention to acquire the shares for investment and not with a view to distribution.

6.5-4 Tax Withholding. Each holder who has exercised an option or stock appreciation right shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or stock appreciation right or as a result of disposition of shares acquired pursuant to exercise of an option or stock appreciation right) beyond any amount deposited before delivery of the certificates, the holder shall pay such amount, in cash or by check, to the Company on demand. If the holder fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the holder, including salary, subject to applicable law. With the consent of the Board of Directors, a holder may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered in connection with an option exercise shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.5-5 Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option. Upon the exercise of a stock appreciation right, all of the shares for which the stock appreciation right is exercised (that is, shares actually issued pursuant to a stock appreciation right, as well as the shares that represent payment of the exercise price) will cease to be available under the Plan. Shares used to pay any withholding taxes and the exercise price of an option will not become available for future grant or sale under the Plan.

7. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by two times the number of shares issued and by two times the number of shares withheld to satisfy withholding obligations.

8. Restricted Stock; Restricted Stock Units.

8.1 Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.

8.2 Restricted Stock Units. The Board of Directors may grant restricted stock units under the Plan, including restricted stock units or deferred stock units that provide for delivery of Common Stock, cash or property at a later date. Restricted stock units are awards valued in whole or part by reference to, or otherwise based on, shares of Common Stock, and may give the participant the right to receive Common Stock at a later delivery date. Restricted stock units may be granted for any consideration (including promissory notes and services) determined by the Board of Directors. Restricted stock unit awards may be paid in shares of Common Stock, cash or any other forms of property as the Board of Directors shall determine. Subject to the provisions of the Plan, the Board of Directors shall determine the participants to whom awards shall be made, the number of shares to be granted pursuant to or by reference to such awards, the time or times at which Common Stock, cash or other property may be delivered pursuant to the restricted stock units, any provisions regarding deferral of delivery of the Common Stock, including deferrals, at the election of the participants, and all other terms, conditions and restrictions of the awards, including the effect, if any, on the awards of any dividends on the underlying stock. Unless otherwise determined by the Board of Directors, each restricted stock unit granted under the Plan, and all shares of Common Stock subject to such unit, by its terms shall, prior to the delivery date applicable to the award, be nonassignable and nontransferable by the participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the participant’s domicile at the date of death.

8.3 Other Provisions. The certificates representing shares of restricted stock or shares issued in connection with restricted stock units shall bear any legends required by the Board of Directors. The Company may require any participant receiving restricted stock or restricted stock units to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock or the issuance of stock in connection with restricted stock units, the number of shares reserved for issuance under the Plan shall be reduced by two times the number of shares issued and by two times the number of shares withheld to satisfy withholding obligations.

9. Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be denominated at the time of grant in Common Stock. Payment under a Performance-Based Award shall be made in Common Stock (“Performance Shares”). Performance-Based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of unplanned acquisitions, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares to be issued under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

9.4 Maximum Awards. No participant may be granted in the calendar year in which the employee is hired Performance-Based Awards under which the maximum amount issuable is in excess of 500,000 shares of Common Stock or in any other calendar year Performance-Based Awards under which the maximum amount issuable is in excess of 300,000 shares of Common Stock.

9.5 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

9.6 Effect on Shares Available. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by two times the number of shares issued upon payment of an award and by two times the number of shares withheld to satisfy withholding obligations.

10. Changes in Capital Structure.

10.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the holder’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion (i) make any adjustment to the number and kind of shares of stock deliverable upon any Transaction affecting the stock issuable in connection with any restricted stock units and (ii) to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding options and stock appreciation rights under the Plan:

10.2-1 Outstanding options and stock appreciation rights shall remain in effect in accordance with their terms.

10.2-2 Outstanding options and stock appreciation rights shall be converted into options and stock appreciation rights to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options and stock appreciation rights shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options and stock appreciation rights shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

10.2-3 The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options and stock appreciation rights may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options and stock appreciation rights shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options and stock appreciation rights so that they are exercisable in full during that period.

10.3 Dissolution of the Company. In the event of the dissolution of the Company, options and stock appreciation rights shall be treated in accordance with Section 10.2-3.

10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, stock bonuses and Performance-Based Awards and issue restricted stock and restricted stock units under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units and Performance-Based Awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

11. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Sections 6.4 and 10 however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

12. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

15. Foreign Qualified Grants. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan or establish sub-plans under this Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan. Notwithstanding any supplemental or sub-plan created in response to the laws of a foreign jurisdiction, this Plan shall not be governed by the laws of such jurisdiction.

4650 SW MACADAM AVE. SUITE 400 PORTLAND, OR 97239

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M61307-P41837-Z61047 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PRECISION CASTPARTS CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) Mark Donegan 04) Ulrich Schmidt 02) Daniel J. Murphy 05) Richard L. Wambold 03) Vernon E. Oechsle
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:							For	Against	Abstain
2. Ratification of Appointment of Independent Registered Public Accounting Firm.							☐	☐	☐
3. Advisory Vote Regarding Compensation of Named Executive Officers.							☐	☐	☐
4. Re-approval and Amendment of 2001 Stock Incentive Plan to Increase Number of Authorized Shares.							☐	☐	☐
5. Approval of Amendment to Restated Articles of Incorporation to Provide for Majority Voting in Uncontested Elections of Directors.							☐	☐	☐

NOTE:   The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and 5. The proxies will vote in their discretion as to any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them ☐
on the back where indicated.					Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
Please indicate if you plan to attend this meeting.		☐	☐				☐	☐
		Yes	No				Yes	No

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M61308-P41837-Z61047

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS - AUGUST 13, 2013

The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, Shawn R. Hagel and Ruth A. Beyer, and each of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on August 13, 2013 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. THE PROXIES WILL VOTE IN THEIR DISCRETION AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side